1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700
                                                         Fax:    215-619-7841
Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253

                              For Immediate Release

            C&D TECHNOLOGIES COMPLETES REFINANCE OF CREDIT FACILITIES

Blue Bell, PA - December 7, 2005 - C&D Technologies (NYSE: CHP), today announced that it has completed the refinancing of its debt with the closing of $125 million of new credit facilities. The credit facilities, closed today, follow on the heels of the company's private placement of convertible senior notes in November. Proceeds from all of the company's financing initiatives over the past several weeks will be used to retire the company's existing bank lines of credit and to provide for additional working capital availability.

The transactions that were closed today consist of two separate facilities. The first, is a five year $75 million senior revolving line of credit. The availability under this line of credit is determined by a borrowing base, is secured by a first lien on certain assets and initially bears interest at the London Interbank Offered Rate (LIBOR) plus 1.75%. Approximately $15million of the revolving line of credit was funded at closing, and as provided under the terms of the agreement excess borrowing capacity will be available for future working capital needs. The second, a $50 million term note, due in 2011 is secured by a second lien on assets, bears interest at LIBOR plus 6.75%, and will be fully funded at closing.

Dr. Jeffrey Graves, president and CEO of C&D Technologies, commented, "Over the past several weeks, C&D has completely restructured its debt facilities in order to provide for additional financial flexibility as well as increased credit availability. With today's closing, we have an improved capital structure that will allow us to implement our integration actions in the most efficient manner over the next few quarters to optimize our competitive position."

C&D is a leading manufacturer and marketer of electrical power storage systems for the standby power and motive power markets. C&D also produces electronic power supply and conversion products for large OEMs for telecommunications networking, office, industrial and military equipment.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2005, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company's actual results to differ materially from those expressed in any forward- looking statements made herein.